NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: February 6, 2008

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS THREE AND NINE MONTH EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and nine months ended December 31, 2007.  For the quarter ended December 31, 2007, Community Financial reported earnings of $924,000 or $0.21 per diluted share, compared to $1,042,000 or $0.24 per diluted share for the same period last year.  Net income for the current quarter compared to the December 31, 2006 quarter decreased due to an increase in noninterest expenses, partially offset by an increase in non-interest income.

Total interest income increased by $595,000 during the December 31, 2007 quarter compared to the December 31, 2006 quarter as a result of the increase in the volume of interest earning assets. Total interest expense increased by $556,000 for the 2007 period compared to the same period in 2006 as a result of both the increase in the volume of interest-bearing liabilities and the increase in the interest rates paid on interest-bearing liabilities. The interest rate spread decreased by 27 basis points to 2.94% for the quarter ended December 31, 2007 compared to 3.21% for the same period in 2006.

Non-interest income increased by $77,000 to $916,000 for the quarter ended December 31, 2007 from $840,000 for the December 31, 2006 quarter. Non-interest expenses increased $309,000 to $3.1 million for the December 31, 2007 quarter from $2.8 million for the December 31, 2006 quarter. The increase in non-interest expenses was due primarily to compensation related increases of $174,000, direct marketing campaign expenses and information technology purchases totaling $79,000 and other expenses, primarily professional fees, totaling $55,000.

Community’s net income for the nine months ended December 31, 2007 was $2,830,000 or $0.64 diluted earnings per share, compared to $3,148,000 or $0.71 diluted earnings per share for the nine months ended December 31, 2006, a 9.9% decrease in diluted earnings per share. The decrease in net income for the nine months ended December 31, 2007 compared to the same period ended December 31, 2006 can be attributed to an increase in noninterest expenses and the provision for loan losses offset by an increase in net interest income. The increase in non-interest expenses was due primarily to compensation related increases of $449,000, expenses related to implementing the evaluation and monitoring of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002 of $91,000, direct marketing campaign expenses and information technology purchases totaling of $254,000 and other expenses, primarily professional fees, totaling $192,000. The increase in the provision for loan losses is primarily attributable to the increased risk associated with the growth in the commercial real estate loan portfolio and increased charge-offs on consumer loans. The increase in net interest income is attributable to an increase in the average outstanding balance of loans receivable, partially offset by a decrease in the interest rate spread for the nine months ended December 31, 2007 compared to December 31, 2006.  The interest rate spread decreased by 22 basis points to 3.06% for the nine months December 31, 2007 compared to 3.28% for the same period in 2006.

The Company's total assets increased $28.2 million to $491.3 million at December 31, 2007 from $463.1 million at March 31, 2007 due to an increase in loans receivable of $29.6 million. This increase was funded with increases in both borrowings and deposits which increased $15.7 million and $12.0 million, respectively at December 31, 2007, from March 31, 2007. Stockholders’ equity decreased $500,000 to $38.1 million at December 31, 2007, from $38.6 million at March 31, 2007, due to unrealized losses on securities available for sale and by three cash dividend payments, offset by earnings for the nine month period ended December 31, 2007. At December 31, 2007, non-performing assets totaled approximately $3.0 million or .62% of assets compared to $1.5 million or .32% of assets at March 31, 2007. Our allowance for loan losses to non-performing loans was 104.9% and to total loans was .73% at December 31, 2007. Subsequent to December 31, 2007, the Company disposed of one loan in the amount of $1.0 million which was 90 days delinquent at December 31, 2007. The Company anticipates recognizing approximately $117,000 in pre-tax income during the March 31, 2008 quarter as result of the disposition.

After reviewing the Company’s financial position and operating results the Board of Directors approved and declared a $0.065 per share dividend. The dividend is payable February 27, 2008, to stockholders of record as of February 13, 2008.

At December 31, 2007, Community Bank exceeded all regulatory capital requirements and continued to be classified as an "adequately capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)

	December 31, 2007	March 31, 2007	Percent Increase (Decrease)

Total assets	$491,317	$463,112	6.1%
Loans receivable, net	428,867	399,252	7.4
Investment securities	31,817	37,836	(15.9)
Real estate owned and repossessed assets	335	181	85.1
Deposits	342,542	330,538	3.6
Borrowings	106,432	90,740	17.3
Stockholders’ equity	38,146	38,570	(1.1)

Selected Operations Data
(In thousands)
			Percent
	Three Months Ended		Increase
	December 31, 2007	December 31, 2006	(Decrease)

Interest income	$8,087	$7,492	7.9%
Interest expense	4,432	3,875	14.4
Net interest income	3,655	3,616	1.1
Provision for loan losses	102	101	1.0
Net interest income after provision
for loan losses	3,553	3,516	1.1
Noninterest income	916	840	9.0
Noninterest expense	3,109	2,800	11.0
Income taxes	437	514	(15.0)
Net income	924	1,042	(11.3)

Other Selected Data

			Percent
	At or for the Quarter Ended		Increase
	December 31, 2007	December 31, 2006	(Decrease)

Return on average equity	9.33%	11.51%	(18.9)%
Return on average assets	.76	.95	(20.0)
Interest rate spread	2.94	3.21	(8.4)
Non-performing assets to total assets	.62	.31	100.0

Per Share Data

Diluted earnings per share	.21	.24	(12.5)
Book Value	8.85	8.92	(0.8)
Dividends paid on common shares	.065	.065	---
Shares outstanding	4,310,958	4,286,732

	Nine Months Ended
	December 31, 2007	December 31, 2006

Interest income	$24,329	$21,700	12.1
Interest expense	13,026	10,784	20.8
Net interest income	11,303	10,917	3.5
Provision for loan losses	455	223	104.0
Net interest income after provision
for loan losses	10,848	10,694	1.4
Noninterest income	2,602	2,427	7.2
Noninterest expense	9,266	8,423	10.0
Income taxes	1,355	1,551	(12.6)
Net income	2,830	3,148	(10.1)

Other Selected Data

	At or for the Nine Months Ended
	December 31, 2007	December 31, 2006

Return on average equity	9.57%	11.52%	(16.9)%
Return on average assets	.79	.96	(17.7)
Interest rate spread	3.06	3.28	(6.7)
Non-performing assets to total assets	.62	.31	100.0

Per share data

	At or for the Nine Months Ended
	December 31, 2007	December 31, 2006

Diluted earnings per share	0.64	0.71	(9.9)
Book value	8.85	8.92	(0.8)
Dividends paid on common shares	.195	.19	2.6
Shares outstanding	4,310,958	4,286,732

Note: All share and per share data is restated for a 2 for 1 stock split as of  September 6, 2007.